Exhibit 99.1

News Release

Analysts and Media Contact:

Jennifer Hills (972) 855-3729

Atmos Energy Corporation Names

Franklin H. Yoho to Board of Directors

DALLAS (March 25, 2020)-Atmos Energy Corporation (NYSE: ATO) announced today that Franklin H. Yoho has been elected to its board of directors. His election, effective May 1, 2020, will increase the size of the board to 14 directors.

Yoho was formerly Executive Vice President and President of the natural gas business for Duke Energy where he oversaw the company’s natural gas operations for the five-state regulated natural gas utility and was a member of Duke Energy’s Senior Management Committee.

Yoho has over 35 years’ experience in the natural gas industry, including senior leadership roles at Duke Energy, Piedmont Natural Gas, and Public Service Company of North Carolina. He previously served on the boards of the American Gas Association and the Southern Gas Association, the advisory board for the Energy Production and Infrastructure Center (EPIC) at UNC Charlotte, and the board of trustees for the Institute of Gas Technology.

“Frank is an excellent addition to our Board. He has over 35 years of experience in the natural gas industry and served in important leadership roles for several well-respected regulated utilities. He will add significant value and important thought diversity to our Board,” said Kim R. Cocklin, executive chairman of the Atmos Energy board.

Yoho received his Master of Business Administration from Ohio State University and a bachelor’s degree in economics from Washington and Jefferson College.

About Atmos Energy

Atmos Energy Corporation is the nation’s largest fully regulated, natural gas-only distributor of safe, clean, efficient and affordable energy. As part of our vision to be the safest provider of natural gas services, we are modernizing our business and our infrastructure while continuing to invest in safety, innovation, environmental sustainability and our communities. An S&P 500 company headquartered in Dallas, Atmos Energy serves more than 3 million distribution customers in over 1,400 communities across eight states and manages proprietary pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. Find us online at http://www.atmosenergy.com, Facebook, Twitter, Instagram and YouTube.